CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 16, 2002, relating to the financial statements and financial highlights which appear in the June 30, 2002 Annual Reports to Shareholders of Liberty Growth & Income Fund, Liberty Small-Cap Value Fund and Liberty Newport Asia Pacific Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants of the Fund" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 25, 2002